Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

RESPIRONICS, INC.

(Exact name of issuer as specified in its charter)

Delaware	25-1304989
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1010 Murry Ridge Lane Murrysville, Pennsylvania	15668
(Address of Principal Executive Offices)	(Zip Code)

RESPIRONICS, INC.

2007 EMPLOYEE STOCK PURCHASE PLAN

(Full title of the plan)

John L. Miclot

President and Chief Executive Officer

Respironics, Inc.

1010 Murry Ridge Lane

Murrysville, Pennsylvania 15668

(724) 387-5200

(Name, address and telephone number, including area code, of agent for service)

Copies of communications to:

Steven P. Fulton, Esq.	Jeffrey G. Aromatorio, Esq.
Vice President and General Counsel	Reed Smith LLP
Respironics, Inc.	435 Sixth Avenue
1010 Murry Ridge Lane	Pittsburgh, Pennsylvania 15219-1886
Murrysville, Pennsylvania 15668	(412) 288-3364
(724) 387-5200

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered[1]	Proposed maximum offering price per share[2]	Proposed maximum aggregate offering price[2]	Amount of registration fee
Common Stock, par value $0.01 per share	1,000,000	$35.58[2]	$35,580,000	$3,807

[1]	Together with an indeterminate number of additional shares that may be necessary to adjust the number of shares reserved for issuance under the Respironics, Inc. 2007 Employee Stock Purchase Plan as a result of any future stock split, stock dividend or similar adjustment of the outstanding Common Stock.
[2]	Pursuant to Rules 457(h) and 457(c), the offering price of the shares covered by the registration statement is estimated solely for purposes of calculating the registration fee and is based on the average of the reported high and low sale prices for the registrant’s Common Stock in the NASDAQ Stock Market on November 9, 2006.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document or documents containing the information specified in Part I are not required to be filed with the Securities and Exchange Commission (the “Commission”) as part of this Form S-8 Registration Statement in accordance with Rule 428 of the Securities Act of 1933, as amended.

PART II

INFORMATION REQUIRED IN

REGISTRATION STATEMENT

Item 3. Incorporation of Certain Documents by Reference

The following documents filed by the registrant with the Securities and Exchange Commission (File No. 000-16723) are incorporated by reference in this Registration Statement:

(a) The registrant’s latest annual report on Form 10-K filed pursuant to Section 13(a) of the Securities Exchange Act of 1934 (the “1934 Act”);

(b) All other reports filed by the registrant pursuant to Section 13(a) of the 1934 Act since the end of the fiscal year covered by the annual report on Form 10-K referred to in paragraph (a) above; and

(c) The description of the registrant’s Common Stock which is contained in the Joint Proxy Statement/Prospectus of the registrant and Healthdyne Technologies, Inc., filed as part of the registrant’s Registration Statement on Form S-4 (No. 333-43703) dated January 5, 1998 (the “Joint Proxy Statement”).

All documents filed by the registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the 1934 Act subsequent to the filing of the annual report on Form 10-K referred to in paragraph (a) above and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents, except that the information included in any document in response to Item 306 or paragraphs (i), (k) or (l) of Item 402 of Regulation S-K is not incorporated by reference in this Registration Statement.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any other contemporaneously or subsequently filed document which also is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of Delaware General Corporation Law. Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

Section 145 also provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

To the extent that a director, officer, employee or agent of the corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

Any such indemnification (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because such person has met the applicable standard of conduct set forth above. Such determination shall be made:

(a) by a majority vote of the directors who were not parties to such action, suit or proceeding, even though less than a quorum; or

(b) if there are no such directors, or, if such directors so direct, by independent legal counsel in a written opinion; or

(c) by the stockholders.

Section 145 permits a Delaware business corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify such person against such liability.

Section 102(b)(7) of the Delaware General Corporation Law. Section 102(b)(7) of the DGCL provides that a corporation may set forth in its Certificate of Incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL regarding the unlawful payment of dividends or approval of unlawful stock repurchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit. No such provision shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision becomes effective.

Certificate of Incorporation Provision on Liability of Directors and Indemnification. The registrant’s Amended and Restated Certificate of Incorporation (the “Charter”) provides that, to the fullest extent permitted by the DGCL, no director of the registrant shall be personally liable to the registrant or its stockholders for monetary damages for breach of fiduciary duty as a director. The Charter also provides that the registrant shall indemnify, to the fullest extent permitted by applicable law, any person who is or was a director or officer of the registrant for any liability and expense in connection with any actual or threatened claim, action, suit or proceeding, whether civil or criminal, administrative or investigative (including, without limitation, any action, suit or proceeding by or in the right of the registrant to procure a judgment in its favor) by reason of the fact that such person is or was a director or officer of the registrant.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.

An Exhibit Index, containing a list of all exhibits filed with this Registration Statement, is included on page II-7.

Item 9. Undertakings.

(a) Rule 415 offering.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933 (the “1933 Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 (the “1934 Act”) that are incorporated by reference in the registration statement;

(2) That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) Filings incorporating subsequent Exchange Act Documents by Reference.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the 1934 Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Filing of Registration Statement on Form S-8.

Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 6 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Murrysville, Commonwealth of Pennsylvania, on the 14th day of November, 2006.

RESPIRONICS, INC.

By:	/s/ John L. Miclot
John L. Miclot
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John L. Miclot, Daniel J. Bevevino and Steven P. Fulton, and each of them, the undersigned’s true and lawful attorneys-in-fact and agents, with full power of substitution and revocation, for and in the undersigned’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

/s/ John L. Miclot John L. Miclot	President, Chief Executive Officer and Director (Principal Executive Officer)	November 14, 2006

/s/ Daniel J. Bevevino Daniel J. Bevevino	Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	November 14, 2006

/s/ James W. Liken James W. Liken	Director	November 14, 2006

Signature	Capacity	Date
/s/ John C. Miles II John C. Miles II	Director	November 14, 2006

/s/ Donald H. Jones Donald H. Jones	Director	November 14, 2006

/s/ Joseph C. Lawyer Joseph C. Lawyer	Director	November 14, 2006

/s/ Gerald E. McGinnis Gerald E. McGinnis	Director	November 14, 2006

/s/ Douglas A. Cotter, Ph.D. Douglas A. Cotter, Ph.D.	Director	November 14, 2006

/s/ J. Terry Dewberry J. Terry Dewberry	Director	November 14, 2006

/s/ Craig B. Reynolds Craig B. Reynolds	Director	November 14, 2006

/s/ Candace L. Littell Candace L. Littell	Director	November 14, 2006

/s/ Sean C. McDonald Sean C. McDonald	Director	November 14, 2006

/s/ Mylle H. Mangum Mylle H. Mangum	Director	November 14, 2006

Exhibit Index

(Pursuant to Item 601 of Regulation S-K)

Exhibit No.	Description and Method of Filing	Sequential Page
4.1	Restated Certificate of Incorporation of the registrant, incorporated herein by reference to Exhibit 3.2 to Amendment No. 1 to Form S-1, Registration No. 33-20899.	*

4.2	Amendment to Restated Certificate of Incorporation of the registrant, filed as Exhibit 3.2 to Form S-1 (No. 33-39938).	*

4.3	Amendment to Restated Certificate of Incorporation of the registrant, incorporated herein by reference to Exhibit 4.2 to the registrant’s registration statement on Form S-8 (No. 33-36459).	*

4.4	Amendment to Restated Certificate of Incorporation of the registrant, filed as Exhibit 4.2 to Form S-8 (No. 33-89308).	*

4.5	Amendment to Restated Certificate of Incorporation of the registrant, filed as Exhibit 3.5 to the registrant’s quarterly report on Form 10-Q for the fiscal quarter ended December 31, 1996.	*

4.6	By-Laws of the registrant, incorporated herein by reference to Exhibit 3.4 to Amendment No. 2 to the registrant’s registration statement on Form S-1 (No. 33-20899).	*

4.7	Amendment to the By-Laws of the registrant, incorporated herein by reference to Exhibit 3.7 to the registrant’s annual report on Form 10-K for the fiscal year ended June 30, 1998.	*

4.8	Amendment to the By-Laws of the registrant, incorporated herein by reference to Exhibit 3.8 to the registrant’s quarterly report on Form 10-Q for the fiscal quarter ended December 31, 1998.	*

4.9	Form of Rights Agreement between Respironics, Inc. and Chase Mellon Shareholder Services, L.L.C. filed as Exhibit 1 to Form 8A filed by the Company on June 28, 1996.	*

4.10	Amendment No. 2 to Rights Agreement between Respironics, Inc. and Mellon Investor Services dated May 9, 2005, filed as Exhibit 4.7 to Quarterly Report on Form 10-Q for quarter ending December 31, 2005.	*

4.11	Amendment No. 3 to Rights Agreement between Respironics, Inc. and Mellon Investor Services dated June 7, 2006, filed as Exhibit 4.8 to Form 8-K under Items 1.01 and 3.03.	*

5.1	Opinion of Reed Smith LLP, regarding the legality of shares of the registrant’s Common Stock being registered.	8

15.1	Acknowledgement of Ernst & Young LLP, independent registered public accounting firm (filed herewith).	9

23.1	Consent of Reed Smith LLP (contained in the opinion filed as Exhibit 5.1 hereto).

23.2	Consent of Ernst & Young LLP, independent registered public accounting firm (filed herewith).	10

24.1	Powers of Attorney (filed herewith as part of the signature pages).

*	Incorporated by reference.